Exhibit 99.2

MEI Pharma Presents Clinical Data from Ongoing Phase 1b Study of ME-401 in Patients with Indolent B-Cell Malignancies at the 2018 American Society of Hematology Annual Meeting

- Data Support Complementary Potential of Intermittent and Continuous Dosing Schedules as Means to Optimize Clinical Risk-Benefit Ratio in Relapsed/Refractory Follicular Lymphoma Patients -

-MEI Advancing ME-401 into Phase 2 Study Around Year-end 2018 to Pursue Accelerated Approval Strategy-

SAN DIEGO, December 2, 2018 – MEI Pharma, Inc. (NASDAQ: MEIP), a late-stage pharmaceutical company focused on advancing new therapies for cancer, today announced that results from an ongoing Phase 1b study support the complementary potential of intermittent and continuous dosing schedules of ME-401, a selective phosphatidylinositol 3-kinase (“PI3K”) delta inhibitor, to optimize the clinical risk-benefit ratio in patients with relapsed/refractory follicular lymphoma. The data demonstrate that ME-401, as both a single agent and in combination with rituximab, continues to be associated with overall high objective response rates. In addition, low rates of Grade 3 immune-related adverse events (irAEs) were observed in patients on the intermittent dosing schedule while maintaining a high level of clinical response. These data are being presented today at the 2018 American Society of Hematology (ASH) Annual Meeting.

The data announced today continue to support the rationale for MEI’s planned Phase 2 study that evaluates both a continuous (CS) and intermittent (IS) dosing schedule of ME-401 as a means to enhance the drug candidate’s clinical profile and thus potentially deliver improved benefits to patients. The Phase 2 study is expected to start around year-end and is intended to support MEI’s accelerated approval registration strategy if successful.

Patients in the Phase 1b study received ME-401 as a single agent (dosed on the CS or IS) and in combination with rituximab (dosed on the IS only) to explore treatment options for patients with B-cell malignancies. The IS dosing regimen consists of 60 mg given continuously, once-daily, for the first 2 cycles followed by 60 mg given on days 1-7 of a 28-day cycle and results showed:

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As a single agent, 76% objective response rate in patients with relapsed or refractory follicular lymphoma (FL), and 100% in all patients with chronic lymphocytic lymphoma (CLL) and small lymphocytic lymphoma (SLL).

•	In combination with rituximab, 78% objective response rate in patients with FL.

•	Median duration of response has not been reached. The lead patient has a duration of response of approximately 20 months and the median follow-up is 9.3 months.

•	Low rate of irAEs; 4 irAEs were reported in 36 patients administered the IS, with all cases occurring in the first 2 cycles following the switch to IS.

•	89% of patients switched to IS remain on therapy.

•	Disease control was maintained in 72% of these patients.

•	70% of patients who resumed on the continuous daily dosing schedule (CS) recaptured a response after progressing on IS.

The ME-401 ASH 2018 poster can be accessed on the MEI Pharma website.

“The data presented today are very supportive of our rationale to investigate both a continuous and intermittent dosing regimen as part of our Phase 2 study evaluating ME-401 in follicular lymphoma and may also help advance its complementary potential to deliver improved benefits to patients in combination with other modalities,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “While advances have been made in the treatment of B-cell malignancies, there remains a significant need for innovative therapies across a range of indications and patient populations not addressed by current therapeutic options; we believe the emerging clinical profile of ME-401, as both a single agent or in combination, holds the potential to deliver improved clinical benefit to patients with B-cell diseases.”

ME-401 Phase 1b ASH 2018 Data

ME-401 is being evaluated in an ongoing Phase 1b dose escalation study in patients with relapsed or refractory B-cell malignancies. Through October 2018, 60 patients were enrolled across three groups:

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Group 1 included 31 patients with relapsed FL (n = 22) or CLL/SLL (n = 9) who received ME-401 CS at doses ≥60 mg per day in the dose escalation phase of the study. Beginning in December 2017 a total of 17 patients from Group 1 (FL=9, CLL/SLL=8) advanced to the IS after in cycle 4 or later cycles.

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Group 2 included 16 patients with relapsed FL (n = 9), diffuse large B-cell lymphoma (n = 5), marginal zone lymphoma (MZL, n = 1), and CLL (n = 1) who received rituximab 375 mg/m2 x 8 doses over 6 months and ME-401 dosed under the IS regimen after receiving ME-401 60 mg daily for the first two cycles.

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Group 3 may enroll up to 30 patients with relapsed FL/CLL/SLL in an expansion cohort of ME-401 using the IS regimen after receiving ME-401 60 mg daily for the first two cycles. In this group, 13 patients were enrolled to date with one FL patient reaching the Cycle 6 disease assessment as data cut off.

The median number of prior therapies of patients in the study is two and 50% of patients enrolled were ≥ 3rd line of therapy. Responses are assessed after 2 cycles (58 days) and 6 cycles, and then every 6 cycles. Ninety-two percent of all patients were previously treated with an anti-CD20 antibody.

Objective Response Rates

•	The objective response rate of patients across all groups with FL is 76% (29/38) and for CLL/SLL is 100% (11/11).

•	As a single agent, 76% (22/29) objective response rate in patients with FL and 100% (10/10) in patients with CLL and SLL.

•	In combination with rituximab, 78% (7/9) objective response rate in patients with FL.

Duration of Response

•	In FL and CLL/SLL patients, the median follow-up is 9.3 months (range, approximately 2.1 to 19.5 months) with no median yet reached.

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Across all groups, failure-free survival (i.e. no disease progression on the continuous dosing schedule) in FL and CLL/SLL has not reached a median yet; median follow-up is 6.9 months (range 0.4 to 21.1 months).

•	72% of patients across all groups on the IS regimen have not experienced disease progression with a median follow-up of 7.9 months (range, 0.8 to 10.5 months).

•	Of the 10 patients that progressed on the IS regimen, 70% of patients retreated with daily dosing recaptured disease response.

Rates of irAEs

•	Of the 36 patients who switched to IS, only 11% (4/36) experienced an irAE after the switch. All 4 reported cases of irAEs occurred in the first 2 cycles after the switch to the IS regimen.

About ME-401

ME-401 is an investigational oral phosphatidylinositol 3-kinase (“PI3K”) delta inhibitor; PI3K delta is often overexpressed in cancer cells and plays a key role in the proliferation and survival of hematologic cancer cells. ME-401 displays high selectivity for the PI3K delta isoform and has distinct pharmaceutical properties from other PI3K delta inhibitors. It is being clinically evaluated in patients with various B-cell malignancies. MEI is initiating a Phase 2 study to evaluate the efficacy, safety, and tolerability of ME-401 as a single agent in patients with follicular lymphoma after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. The Phase 2 study is intended to support an accelerated approval marketing application with the U.S. Food and Drug Administration.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed refractory follicular lymphoma or CLL, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-initiated study in combination with bevacizumab evaluating patients with HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com